Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS SECOND QUARTER 2009 ADJUSTED EARNINGS OF $0.13 PER SHARE

Elkridge, MD. August 7, 2009. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported financial results for the second quarter ended June 30, 2009.

Overview of Second Quarter Results:

•                  Revenue of $53.8 million for second quarter of 2009 compared to $72.0 million for second quarter of 2008 and $53.6 million for first quarter of 2009

•                  Operating income of $3.7 million for second quarter of 2009 excluding non-cash impairment loss of $10.2 million, down $1.4 million compared to second quarter of 2008, and up $1.3 million or 51% compared to first quarter of 2009

•                  Adjusted EBITDA of $4.5 million for second quarter of 2009, down $1.6 million compared to second quarter of 2008, and up $1.1 million or 33% compared to first quarter of 2009

•                  Adjusted earnings of $0.13 per diluted share for second quarter of 2009 excluding non-cash impairment loss of $0.55 per diluted share, compared to earnings of $0.18 per diluted share for second quarter of 2008 and $0.09 per diluted share for first quarter of 2009

•                  Awarded major contract with leading global software company for multi-year outsourced training services

“Our results for the quarter ended June 30, 2009 reflect our continued success in achieving key initiatives in a difficult economic environment,” stated Scott N. Greenberg, CEO of GP Strategies.  “Revenue and earnings improved from the first quarter, excluding a non-cash impairment loss.  We continue to win major contracts that we expect to drive future growth as the economy improves.  During the quarter, we were awarded a major contract with a leading global software company, bolstering our efforts to strengthen our client base. Our cost management efforts helped us to maintain our operating profit margins, and we are pleased to report that our automotive industry business has benefited from our success in collecting substantially all of our pre-petition receivables from automotive clients who filed bankruptcy during the quarter and from maintaining our position as a valued supplier to the industry. We continue to manage our business in this challenging economic climate by positioning ourselves for growth as the economy recovers, while managing our costs to maintain operating profitability in both the short-term and long-term.”

Second Quarter 2009 Results

Revenue was $53.8 million for the second quarter of 2009 compared to $72.0 million for the second quarter of 2008. The $18.3 million, or 25%, decrease in revenue during the second quarter of 2009 is primarily due to a $10.4 million or 32% decrease in the Manufacturing & Business Process Outsourcing (BPO) segment and a $9.4 million or 46% decrease in the Sandy segment, offset by increases in revenue of $1.2 million or 9% in the Process & Government segment and $0.4 million or 7% in the Energy segment. During the second quarter of 2009, the Company experienced a decline in training outsourcing services due to a slowdown in spending by customers in certain end markets and other reductions in services for certain customers in the manufacturing sector. The revenue decline in the Sandy segment was primarily due to decreased spending by automotive customers which resulted in reductions to product sales and other training programs, as well as a decrease due to new vehicle launch programs and related training services provided in 2008 which did not recur in 2009 and a decrease in publications revenue due to the delay in shipment of a publication until the third quarter of 2009. The net increase in revenue in the Process & Government segment is primarily due to new projects for the design and construction of liquefied natural gas (LNG) facilities, offset by decreases in revenue due to a reduction in the scope of services provided to a petrochemical industry client during 2009 compared to 2008 and decreases in the volume of chemical demilitarization training services. The increase in revenue in the Energy segment is primarily due to increased software sales during the second quarter of 2009 compared to 2008.

During the second quarter of 2009, operating income decreased $11.5 million to a $6.4 million operating loss compared to $5.1 million operating income for the second quarter of 2008. The decrease in operating income is primarily attributable to a goodwill and intangible asset impairment loss of $10.2 million recognized during the second quarter of 2009 related to the Manufacturing & BPO segment and a decrease in gross profit of $2.1 million or 19% largely due to the net revenue decreases discussed above, offset by a decrease in SG&A expenses of $0.7 million or 13%. The goodwill impairment loss is attributable to lower than projected revenue and profit during the six months ended June 30, 2009 for our Manufacturing reporting unit and a revised lower outlook for this business which resulted in a reduction in future cash flow projections and the requirement to perform an interim goodwill impairment test for this reporting unit. The impairment charge did not result in any cash expenditures and did not affect the Company’s cash position, cash flows from operating activities or availability under its credit facility.

Loss before income tax expense was $6.4 million for the second quarter of 2009 compared to income before income tax expense of $5.1 million for the second quarter of 2008. Net loss was $6.6 million, or $(0.42) per diluted share, for the second quarter of 2009 compared to net income of $3.0 million, or $0.18 per diluted share, for the second quarter of 2008. Excluding the goodwill and intangible asset impairment loss of $10.2 million and the related income tax benefit of $1.5 million for the tax deductible portion of goodwill written off, the Company would have reported net income of $2.0 million, or $0.13 per diluted share, for the second quarter of 2009.

Balance Sheet and Cash Flow Highlights

As of June 30, 2009, the Company had cash and cash equivalents of $4.4 million compared to $4.0 million as of December 31, 2008. The Company had $3.0 million of short-term borrowings outstanding and $21.0 million of available borrowings under its revolving credit facility as of June 30, 2009. Cash provided by operating activities was $4.8 million for the six months ended June 30, 2009 compared to $8.2 million for the same period in 2008. The decrease in cash from operations is largely attributable to a decrease in net income and an increase in accounts receivable during the quarter due to the delay in payments of outstanding balances from a significant automotive customer from which payments were recently received, eliminating the need for any material reserves against these receivables. As of August 3, 2009, the Company had approximately $6.4 million of cash and cash equivalents and no borrowings outstanding under its revolving credit facility.

Share Repurchase Program

During the quarter and six months ended June 30, 2009, we repurchased a total of 109,000 and 405,000 shares, respectively, of our common stock in the open market for approximately $0.5 million and $1.3 million, respectively, in cash. As of June 30, 2009, there was approximately $3.2 million remaining to be used for future share repurchases under the previously announced buyback program.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on August 7, 2009. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 23483454. A telephone replay of the call will also be available beginning at 11:00 a.m. on August 7th, until 11:59 p.m. on August 21st. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 23483454.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) and Free Cash Flow. The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA and Free Cash Flow may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP reconciliations, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue by segment:
Manufacturing & BPO	$21,930	$32,373	$43,877	$61,494
Process & Government	14,909	13,661	27,966	28,581
Energy	5,800	5,425	11,549	9,935
Sandy Training & Marketing	11,118	20,567	23,956	38,935
Total revenue	53,757	72,026	107,348	138,945
Cost of revenue (1)	45,022	61,204	91,124	117,846
Gross profit	8,735	10,822	16,224	21,099
Selling, general and administrative expenses (1)	5,012	5,737	10,043	11,060
Goodwill and intangible asset impairment loss	10,163	—	10,163	—
Operating income (loss)	(6,440)	5,085	(3,982)	10,039
Interest expense	50	246	105	483
Other income	61	252	212	403
Income (loss) before income tax expense	(6,429)	5,091	(3,875)	9,959
Income tax expense	190	2,108	1,285	4,127
Net income (loss)	$(6,619)	$2,983	$(5,160)	$5,832

Basic weighted average shares outstanding	15,781	16,606	15,918	16,664
Diluted weighted average shares outstanding	15,816	16,766	15,944	16,843

Per common share data:
Basic earnings (loss) per share	$(0.42)	$0.18	$(0.32)	$0.35
Diluted earnings (loss) per share	$(0.42)	$0.18	$(0.32)	$0.35

Other data:
Adjusted EBITDA (2)	$4,539	$6,128	$7,955	$12,099

(1)          Effective January 1, 2009, the Company changed the classification of certain information technology (IT) infrastructure costs on the consolidated statement of operations from cost of revenue to selling, general and administrative expenses.  The statements of operations for the three and six months ended June 30, 2008 have been reclassified to conform with the presentation for 2009. The reclassification resulted in a decrease of $490,000 and $1,010,000 in cost of revenue and a corresponding increase in selling, general and administrative expenses for the three and six months ended June 30, 2008, respectively.

(2)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

Non-GAAP Reconciliation — Adjusted EBITDA

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income (loss)	$(6,619)	$2,983	$(5,160)	$5,832
Interest expense	50	246	105	483
Income tax expense	190	2,108	1,285	4,127
Depreciation and amortization	755	791	1,562	1,657
Goodwill and intangible asset impairment loss	10,163	—	10,163	—
Adjusted EBITDA (3)	$4,539	$6,128	$7,955	$12,099

(3)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization, non-cash stock-based compensation expense and goodwill and intangible asset impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Non-GAAP Supplemental Cash Flow Information

(In thousands)

(Unaudited)

	Quarters ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$(1,814)	$4,068	$4,841	$8,232

Capital expenditures	(125)	(1,304)	(356)	(1,751)

Free cash flow	$(1,939)	$2,764	$4,485	$6,481

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,380	$3,961
Accounts and other receivables	40,896	42,471
Inventories, net	548	537
Costs and estimated earnings in excess of billings on uncompleted contracts	7,832	8,036
Prepaid expenses and other current assets	7,798	7,277
Total current assets	61,454	62,282
Property, plant and equipment, net	2,800	2,970
Goodwill and other intangibles, net	57,210	67,013
Other assets	4,781	3,575
Total assets	$126,245	$135,840

Current liabilities:
Short-term borrowings	$3,042	$3,234
Accounts payable and accrued expenses	21,060	25,977
Billings in excess of costs and estimated earnings on uncompleted contracts	10,927	10,222
Total current liabilities	35,029	39,433
Other noncurrent liabilities	3,198	3,601
Total liabilities	38,227	43,034
Total stockholders’ equity	88,018	92,806
Total liabilities and stockholders’ equity	$126,245	$135,840

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CONTACTS:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725